Raymond Chabot Grant Thornton LLP Suite 2000 600 De La Gauchetière Street West Montréal, Quebec H3B 4L8 T 514-878-2691 Member of Grant Thornton International Ltd rcgt.com Consent of Independent Registered Public Accounting Firm We have issued our report dated August 28, 2024, except for Note 3, as to which the date is March 20, 2025, with respect to the consolidated financial statements included in the Annual Report of IREN Limited on Form 20-F/A for the year ended June, 30 2024. We consent to the incorporation by reference of said report in the Registration Statements of IREN Limited on Forms S-8 (File Nos. 333-261320, 333-265949, 333-269201, 333-273071 and 333-280518) and Forms F-3 (File Nos. 333-277119 and 333-284369) Yours very truly, /s/ Raymond Chabot Grant Thornton LLP Montreal, Quebec, Canada March 20, 2025